132199793v2 FOURTH AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT This Fourth Amended and Restated Executive Employment Agreement (the “Agreement”) is made effective as of May 2, 2024 (the “Effective Date”), by and between Citizens Community Bancorp, Inc., a Maryland corporation, (the “Holding Company”) and its wholly-owned subsidiary, Citizens Community Federal, N.A., a national banking association (the “Bank”) (collectively, the “Company”), and Stephen M. Bianchi (“Executive”). WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated June 24, 2016 (the “Executive Employment Agreement”); and WHEREAS, the Company and Executive entered into an Amended and Restated Executive Employment Agreement dated May 25, 2017 (the “Amended Executive Employment Agreement”) that superseded and replaced the Executive Employment Agreement; and WHEREAS, the Company and Executive entered into a Second Amended and Restated Executive Employment Agreement dated November 1, 2019 (the “Second Amended Executive Employment Agreement”) that superseded and replaced the Amended Executive Employment Agreement; and WHEREAS, the Company and Executive entered into an Addendum No. 1 to the Second Amended and Restated Executive Employment Agreement dated April 23, 2020 (the “2020 Addendum”) that superseded and replaced certain provisions of Section 5(d) the Second Amended Executive Employment Agreement; and WHEREAS, the Company and Executive entered into a Third Amended and Restated Executive Employment Agreement dated April 21, 2022 (the “Third Amended Executive Employment Agreement”) that superseded and replaced the Second Amended Executive Employment Agreement as modified by the 2020 Addendum; and WHEREAS, the Company and Executive entered into an Addendum No. 1 to the Third Amended and Restated Executive Employment Agreement dated December 13, 2023 (the “2023 Addendum”) that superseded and replaced Section 3(k) the Third Amended Executive Employment Agreement; and WHEREAS, the Company and Executive now desire to amend and restate certain terms of the Third Amended Executive Employment Agreement as modified by the 2023 Addendum; and WHEREAS, the Company desires to employ Executive upon the amended and restated terms and conditions set forth herein, and Executive desires to be so employed by the Company; NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Term of Employment. Executive’s employment hereunder shall commence as of the Effective Date and continuing thereafter until December 31, 2025, unless and until terminated Exhibit 10.1

132199793v2 2 pursuant to the terms of Section 4 of this Agreement (the “Term”). Notwithstanding the foregoing, the Term shall automatically be extended for additional one-year periods (each, a “Renewal Term”) on the terms and conditions provided herein, unless either party shall give the other party no less than ninety (90) days’ written notice prior to the expiration of the Term or Renewal Term, as applicable. The Term and the Renewal Term, if applicable, shall be collectively referred to as the “Employment Term.” 2. Position and Duties. (a) Position. During the Employment Term, Executive shall serve as the President of the Bank, and President and Chief Executive Officer of the Holding Company, reporting exclusively to the Holding Company’s Board of Directors (the “Board”). Executive shall also serve as an appointed member of Board of Directors of the Bank (the “Bank Board”) and the Board of Directors of the Holding Company (the “Holding Company Board”). In such positions, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board and as are customarily performed by persons situated in a similar executive capacity. (b) Duties. During the Employment Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) acting or serving as a director, trustee, committee member or principal of any type of business, civic or charitable organization, or (ii) owning any interest in any other corporation, business or enterprise, subject to Section 6 below. 3. Compensation and Benefits. (a) Salary. The Company shall pay Executive a salary of Three Hundred Ninety-Six Thousand Three Hundred Forty-Four and 00/100 Dollars ($396,344.00) per year, payable in regular biweekly installments, in accordance with the Company’s usual payroll procedures (the “Salary”). Executive’s base Salary shall be subject to at least annual review on each December 31 and may be increased based on Executive’s performance and contribution to the Company, as determined by the Board. (b) Short Term Incentive Plan Awards. Executive shall be eligible to receive an annual incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan and Executive’s individual incentive goal sheet appended thereto, and any successor plan thereto. (c) Long Term Incentive Plan Awards. Executive shall be eligible to receive incentive awards pursuant to the terms of the Bank’s Executive Long Term Incentive Plan and the Holding Company’s 2018 Equity Incentive Plan, and any successor plans thereto. (d) Benefits. Executive shall be entitled to participate in any and all benefit programs, such as health insurance and retirement plans, subject to applicable plan or policy terms, that the Company establishes and makes available to its other similarly

132199793v2 3 situated senior executives from time to time, provided that Executive is eligible to participate under the plan documents governing those programs. The Company reserves the right to modify or discontinue, either on a company-wide basis or as applicable to all comparably-situated Company employees, any employee benefit already provided or as may be provided in the future. (e) Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (PTO) at the maximum accrual rate, and pursuant to the other terms, as set forth in the Bank’s Paid Time Off policy effective July 1, 2017, or any successor policy thereto or as otherwise approved by the Compensation Committee. Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time. Executive shall receive payment for all accrued but unused PTO, if any, within thirty (30) days following the termination of Executive’s employment. (f) Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. The right hereunder to reimbursement is not subject to liquidation or exchange for other benefits. (g) Automobile Expenses. The Company shall pay Executive a monthly automotive allowance of $1,000.00 during the Term and any Renewal Term and will reimburse Executive for the use by Executive of Executive’s personal automobile in connection with Executive’s performance of his job duties to the maximum extent permissible under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. (h) Withholdings and Taxes. All payments to Executive will be payable pursuant to the Company’s normal payroll practices. The Company shall deduct from all payments to Executive hereunder any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to Executive hereunder are stated herein before any such deductions. (i) Liability Insurance; Indemnification. The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Bank’s expense or, in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether

132199793v2 4 or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but are not limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements, and such settlements shall be approved by the Board; provided, however, that such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct or gross negligence in the performance of his duties as a director or officer of the Bank. (j) Discretionary Performance Bonus. The Bank in its discretion from time to time may provide Executive with a bonus based on factors as determined by the Bank’s Board. The amount, form, terms and timing of any such bonus shall be determined by the Bank’s Board in its sole discretion. (k) Clawback of Incentive Compensation. The Company may terminate Executive’s right to the unpaid or unvested incentive compensation under Sections 3(b) and 3(c), and may require reimbursement to the Company by Executive of any incentive compensation previously paid or vested pursuant to any applicable incentive compensation plan or award agreement, in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under securities laws, or Executive is otherwise obligated to disgorge to or reimburse the Company for such compensation paid or payable to Executive by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay. The incentive compensation received by Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement is subject to forfeiture or reimbursement pursuant to the terms of this Section 3(k). In the event Executive fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement. 4. Termination of Employment. During the Employment Term, Executive’s employment and this Agreement may be terminated only under the following circumstances. (a) Termination by the Company for Cause, or by Executive without Good Reason. The Employment Term and Executive’s employment hereunder may be terminated immediately by the Company for Cause, and shall terminate upon Executive’s resignation without Good Reason; provided, that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason. (b) Definition of Cause. For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board that Executive has: (A) committed a material act of dishonesty or disloyalty involving the Company; (B) committed a felony or misdemeanor involving dishonesty or moral turpitude which has a material adverse effect on the business of the Company; (C) engaged in willful conduct which is materially

132199793v2 5 injurious to the Company; or (D) materially breached any provision of this Agreement, which breach is not cured within thirty (30) days after written notice thereof is given to Executive, explaining in reasonable detail the nature of such asserted breach. (c) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the consent of Executive, (A) the material diminution of Executive’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other such responsibilities as exist immediately prior to the diminution; (B) the material reduction in Executive’s Salary, or benefits under Section 3(d), unless such reduction is part of a reduction in compensation for all Executives of the Company on a pro rata basis; (C) the relocation of Executive’s principal place of employment of greater than 50 miles from Executive’s location immediately prior to the relocation. (d) Notice Requirements for Good Reason Termination. If Executive intends to terminate Executive’s employment for Good Reason: (i) Executive must give the Company written notice of the facts or events giving rise to Good Reason within thirty (30) days following Executive’s knowledge of the facts or event alleged to give rise to Good Reason; (ii) the Company must fail to cure the act or omission within thirty (30) days following the Company’s receipt of such notice; and (iii) Executive must give the Company written notice that his employment is terminated for Good Reason within thirty (30) days following such failure to cure. The failure by Executive to give such notice of Good Reason shall be deemed a waiver of the right to terminate Executive’s employment for Good Reason based on such fact or event. (e) Definition of Change in Control. For the purposes of this Agreement, “Change in Control” shall mean any of the following: i. a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Holding Company is then subject to such reporting requirement; or ii. the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Holding Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Holding Company (i) representing 30% or more, but not more than 50%, of the combined voting power of the Holding Company’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Holding Company’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the

132199793v2 6 foregoing, no Change-in-Control shall be deemed to have occurred for purposes of this Agreement by reason of the ownership of 30% or more of the total voting capital stock of the Holding Company then issued and outstanding by the Holding Company, any subsidiary of the Holding Company or any employee benefit plan of the Holding Company or of any subsidiary of the Holding Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Company Entity”); or iii. the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Holding Company’s Board of Directors; or iv. the shareholders of the Holding Company approve (i) any consolidation or merger of the Holding Company in which the Holding Company is not the continuing or surviving company or pursuant to which shares of Holding Company stock would be converted into cash, securities or other property, other than a merger of the Holding Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving company immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Holding Company; or (iii) any plan of liquidation or dissolution of the Holding Company. For purposes of this definition, “Continuing Director” shall mean any person who is a member of the Board of Directors of the Holding Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the then Continuing Directors. For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding Company representing 30% or more of the combined voting power of the Holding Company’s then outstanding securities, but shall not include any Holding Company Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act. (f) Termination by Reason of Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term. If the Company determines in good faith that a Disability (as defined below) of

132199793v2 7 Executive has occurred during the Employment Term, the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive; provided, that within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” has the same meaning as in the Company’s long-term disability plan, or if there is no such plan, or no definition in such plan, “Disability” means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least one hundred eighty (180) consecutive days and, which condition, in the opinion of an independent physician selected by the Company, is expected to be permanent or to have a duration of more than one (1) year. (g) Termination by the Company without Cause, or Resignation by Executive for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by resignation by Executive for Good Reason. (h) Termination by the Company without Cause, or Resignation by Executive for Good Reason Following a Change in Control. If a Change in Control occurs during the Employment Term, and the Employment Term and Executive’s employment hereunder is terminated by the Company without Cause (other than by reason of death or Disability) or by resignation by Executive for Good Reason, in each case, within 24 months following the Change in Control, then Executive shall receive the benefits set forth in Section 5(d). Payment of the benefits set forth in Section 5(d) shall be made promptly pursuant to the terms of this Agreement and without unreasonable delay. (i) Notice of Termination. Any purported termination of Executive’s employment by either party shall be communicated by written Notice of Termination to the other party. As used herein, “Termination Date” shall mean in the case of Executive’s death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination which shall be at least 30 days following the date of the Notice of Termination, except for termination for Cause which may be on or after the date of the Notice of Termination. (j) Director and Officer Positions. Upon the voluntary or involuntary termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all director and officer positions he then holds with the Bank, the Holding Company, and any related or affiliated entity, and Executive agrees that this Agreement shall constitute affirmation of such resignations. (k) Return of Records and Property. Upon termination of Executive’s employment with the Company for any reason, or at the Company’s earlier request, Executive shall deliver promptly to the Company originals and all copies of all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports,

132199793v2 8 data, tables, or calculations, whether in tangible or electronic format or media, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and Confidential Information (as defined herein) of the Company, including, but not limited to, all office keys, security cards, credit cards, office equipment, computer hardware and software, company products and prototypes, and all documents or electronic records which in whole or in part contain any trade secrets or Confidential Information of the Company, which in any of these cases are in Executive’s possession or under Executive’s control. Executive may not retain any copies of the documents referred to in this Section 4(k). To the extent that Executive has downloaded or stored any proprietary, privileged, confidential or trade secret information belonging to the Company on any personal, non-Company electronic media in Executive’s possession, custody, or control, such as computers, cell phones, hand- held devices, back-up devices, zip drives, and the like, Executive agrees to promptly contact the Company to arrange for transfer of such documents and information back to the Company and for destruction of such documents and information on Executive’s personal electronic media. Executive also agrees to return to the Company any and all passwords used by Executive with regard to the computer, electronic or communication systems of the Company and to transition all administrative rights used by Executive with regard to all social media and internet-based accounts related to the business operations of the Company, so that the Company has immediate, full and complete access to all data and information stored, used or maintained on or in such systems or accounts. Executive further agrees to not access or interfere with or attempt to access or interfere with any of the Company’s computer systems, networks or files. 5. Obligations Upon Termination. (a) Termination by the Company for Cause, or by Executive without Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause, or is voluntarily terminated by Executive without Good Reason, the Company will pay or provide Executive with the following: (i) Executive’s Salary earned but unpaid as of the Termination Date, payable in a lump sum within thirty (30) days after the Termination Date (or earlier to the extent required by law); and (ii) all vested benefits to which Executive is entitled under any benefit plans set forth in the benefits section hereof in accordance with the terms of such plans through the Termination Date, including, without limitation, PTO (collectively, the “Accrued Obligations”). Executive shall forfeit any other unvested amounts, including any unearned bonuses. (b) Termination by Reason of Disability or Death. If Executive’s employment with the Company is terminated during the Employment Term by reason of Executive’s Disability or death, the Company will pay and/or provide Executive or Executive’s legal representative, as the case may be, (i) the Accrued Obligations; (ii) a pro-rated incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan; and (iii) a pro-rated incentive award pursuant to the terms of the Bank’s Executive Long Term Incentive Plan. (c) Termination by the Company without Cause, or Resignation by Executive with Good Reason. If Executive’s employment with the Company is terminated by the

132199793v2 9 Company without Cause or by Executive with Good Reason and as to (ii)-(iv) below Executive irrevocably executes the Release as specified in Section 5(e), promptly upon expiration of any revocation period applicable to the Release but no later than five (5) business days thereafter, the Company will pay or provide Executive with the following: i. the Accrued Obligations; ii. an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) or, if higher, at actual performance at the time of termination, such amount as prorated through Employee’s termination date; iii. a payment equal to two hundred percent (200%) of (A) the Executive’s annual Salary at the time of termination and (B) the greater of (x) the amount of an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) as prorated through Employee’s termination date or (y) the amount of the average Executive Short Term Incentive Plan awards that Executive received for the two plan years immediately prior to the plan year in which termination occurs, such amount as prorated through Employee’s termination date; and iv. provided that Executive or his spouse or dependents timely elect continuation coverage under a group health plan of the Company pursuant to the requirements of Section 4980B of the Code, as amended, and any similar applicable law, (“COBRA”), continued participation in the Company’s medical and dental plans with the full monthly premiums to be paid by the Company until the earlier of (A) Executive’s eligibility for coverage under another employer’s group health plan, (B) termination of Executive’s rights to continuation coverage under COBRA, or (C) eighteen (18) months following the termination of Executive’s employment with the Company. Executive agrees and acknowledges that the period of coverage under such plans shall run concurrently with such plans’ obligations to provide continuation coverage pursuant to COBRA, and that this subsection shall not limit such plans’ obligations to provide continuation coverage under COBRA. (d) Termination by the Company without Cause, or Resignation by Executive with Good Reason Following a Change in Control. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason following a Change in Control pursuant to Section 4(h) and as to (ii)-(iv) below Executive irrevocably executes the Release as specified in Section 5(e), promptly upon expiration of any revocation period applicable to the Release but no later than five (5) business days thereafter, the Company will pay or provide Executive with the following in lieu of any payments under Section 5(c) herein:

132199793v2 10 i. the Accrued Obligations; ii. an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) or, if higher, at actual performance at the time a definitive agreement is announced, such amount as prorated through Employee’s termination date; iii. a payment equal to two hundred fifty percent (250%) of (A) the Executive’s annual Salary at the time of termination and (B) the greater of (x) the amount of an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) as prorated through Employee’s termination date or (y) the amount of the average Executive Short Term Incentive Plan awards that Executive received for the two plan years immediately prior to the plan year in which termination occurs, such amount as prorated through Employee’s termination date; and iv. provided that Executive or his spouse or dependents timely elect continuation coverage under a group health plan of the Company pursuant to the requirements of Section 4980B of the Code, as amended, and any similar applicable law, (“COBRA”), continued participation in the Company’s medical and dental plans with the full monthly premiums to be paid by the Company until the earlier of (A) Executive’s eligibility for coverage under another employer’s group health plan, (B) termination of Executive’s rights to continuation coverage under COBRA, or (C) thirty (30) months following the termination of Executive’s employment with the Company. Executive agrees and acknowledges that the period of coverage under such plans shall run concurrently with such plans’ obligations to provide continuation coverage pursuant to COBRA, and that this subsection shall not extend such plans’ obligations to provide continuation coverage under COBRA. In the event that Executive timely elects COBRA continuation and remains covered under the Company’s group health plan, but his right to COBRA continuation terminates under (B) above due to expiration of the maximum COBRA continuation period, and is not extended after 18 months of coverage, then the Company will at that time pay Executive a lump sum amount equal to twelve (12) months of Executive’s monthly COBRA premiums, which he may direct toward future health insurance premium payments. (e) Release. No obligations of the Company or the Bank with respect to payments to Executive pursuant to Section 5(c)(ii)-(iv) or Section 5(d)(ii)-(iv) shall exist or apply unless Executive has on or after the Termination Date timely executed a separation agreement containing a general release in substantially the form attached hereto as Exhibit A as may be updated for legal compliance (the “Release”) and any applicable revocation periods in the Release have expired without rescission by Executive.

132199793v2 11 (f) Vesting. All unvested equity interests held by Executive as of the Termination Date shall terminate and be forfeited, unless those unvested grants shall be deemed to have vested in their entirety as of the Termination Date pursuant to the terms of the applicable grant agreement, the Bank’s Executive Long Term Incentive Plan, or the Holding Company’s 2018 Equity Incentive Plan, or any successor plans thereto. (g) Section 280G. Notwithstanding anything to the contrary herein contained, under no circumstances shall the payments made to Executive result in an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code of 1986, as amended. To the extent that such payments could result in an “excess parachute payment,” the payments shall be reduced to avoid such result, the manner of which reduction shall be in the sole discretion of the Board of Directors of the Company. Any amounts reduced pursuant to this Section 5(g) shall be deemed forfeited by Executive, and Executive shall have no authority whatsoever to determine the order in which benefits under this Agreement shall be so reduced. (h) Timing of Severance Payments. The payments, if any, owed to Executive under Section 5(c)(ii)-(iii) or Section 5(d)(ii)-(iii) will be paid in a lump sum on or before the sixtieth (60th) day following Employee’s termination, provided that all statutory rescission periods contained in the Release have expired without revocation by Executive, and subject to Section 16 herein. Where the period available to execute (and to not revoke) the Release spans more than one calendar year, the payment shall not be made until the second calendar year as required by the applicable terms of this Agreement and Section 409A of the Internal Revenue Code. 6. Restrictive Covenants. (a) Need for Restrictions. Executive acknowledges and agrees that the Company’s business, technical, and customer information is established and maintained at great expense to the Company and is of significant value to the Company, and that by virtue of employment with the Company, Executive will have information pertaining to, unique and extensive exposure to, and personal contact with, the Company’s business, technical and customer information which would enable Executive to compete unfairly with the Company. As a result, and in consideration of the Company’s severance obligations under Section 5(c) and Section 5(d), Executive acknowledges and agrees that the following restrictions are necessary to protect the Company’s business. (b) Confidential Information. For purposes of this Agreement, “Confidential Information” means information disclosed to Executive or known by him as a result of or as disclosed in the course of Executive’s employment with the Company which is not generally known to the public pertaining to the Company’s business, including, but not limited to, operations, contracts, customers, customer lists, proposals, research and development, procedures and protocols, operating models, financial information, pricing, price lists, marketing methods, strategic planning information, information stored in or developed for use with Company’s computer systems, insurance plans, risk management information, or marketing programs, and third-party information that the Company may learn from its customers or clients. Confidential Information shall include any such

132199793v2 12 information developed or created by Executive if the information was developed or created by Executive while executing Executive’s duties for the Company or if the information was developed or created by Executive based upon any Confidential Information that Executive learned by virtue of Executive’s employment with the Company. Confidential Information shall not include any information that Executive can demonstrate is in the public domain by means other than disclosure by Executive, but shall include non-public compilations, combinations, or analyses of otherwise public information. (c) Non-Disclosure or Use of Confidential Information. For as long as Executive shall remain employed by the Company, and after termination of employment with the Company for any reason, Executive shall not directly or indirectly, under any circumstances, communicate or disclose to any person, firm, association, corporation, company or any other third party, or use for Executive’s own benefit or the benefit of any person or entity other than the Company, any Confidential Information, and Executive will keep secret and in strict confidence and hold inviolate said Confidential Information. Executive further agrees, however, not to disclose to others or use at any time after the termination of his employment with the Company any Confidential Information that constitutes and remains a trade secret under the Wisconsin Trade Secrets Act, as amended (Section 134.90 Wis. Stats.), any Confidential Information that the Company received from a third party and continues to hold in confidence, and any Confidential Information that he is otherwise prohibited by law from disclosing to others or using. The prohibitions of this paragraph do not apply to Confidential Information after it has become generally known and/or in the public domain through no fault of Executive. The prohibitions of this paragraph also do not prohibit use of Executive’s general skills and knowledge acquired during and prior to his employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information. This non-disclosure provision does not prohibit Executive from providing truthful information to any governmental entity as required by law or as part of an agency investigation without prior notice to the Company. (d) Defend Trade Secrets Act. Executive understands that if Executive breaches the provisions of Section 6(c) above, Executive may be liable to the Company under the Defend Trade Secrets Act of 2016 (“DTSA”). Executive further understands that by providing Executive with the following notice, the Company may recover from Executive its attorney fees and exemplary damages if it brings a successful claim against Executive under the DTSA: Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a)(i) in confidence to a federal, state, or local governmental official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

132199793v2 13 (e) Nonsolicitation of Customers. During Executive’s employment, and for a period of twenty-four (24) months following the earlier of (i) the termination of Executive’s employment with the Company, whether voluntary or involuntary and whether with or without Cause, or (ii) the date of a Change in Control, Executive shall not, directly or indirectly canvas, contact or solicit any “Active Customer” (as defined below) of the Company for the purpose of selling, offering or providing products or services which are the same as or substantially similar to the products or services provided by the Company at any time during the “Reference Period” (as defined below). “Active Customer” shall mean any person or entity which, within the 12-month period prior to the termination of Executive’s employment with the Company (the “Reference Period”), received any products or services supplied by or on behalf of the Company; provided, however, “Active Customer” shall be further limited to those customers of the Company: (i) with whom Executive had material business contact as an Executive of the Company during the Reference Period; (ii) whose dealings with the Company were coordinated or supervised, in whole or in part, by Executive during the Reference Period; or (iii) about whom Executive obtained Special Knowledge (as defined below) as a result of Executive’s position with the Company during the Reference Period. “Special Knowledge” means Confidential Information that is used, possessed by or developed for the Company in the course of soliciting, selling to or servicing a customer, including, but not limited to, existing or proposed bids, pricing and cost information, margins, negotiation strategies, sales strategies and information generated for customer engagements. (f) Non-Solicitation of Company Personnel. During Executive’s employment and for a further period of twenty-four (24) months beginning on the earlier of (i) the termination of Executive’s employment with the Company under any circumstances or (ii) the date of a Change of Control, Executive agrees that Executive shall not, directly or indirectly, solicit, encourage or induce any employee, consultant, contractor, or other agent of the Company with whom Executive had substantial contact during the Reference Period and who has knowledge of Confidential Information to terminate a relationship (employment or otherwise), or breach any agreement with the Company. (g) Noncompetition. During Executive’s employment, and for a period of eighteen (18) months following the earlier of (i) the termination of Executive’s employment with the Company, whether voluntary or involuntary and whether with or without Cause, or (ii) the date of a Change of Control, Executive shall not, directly or indirectly, have a financial interest in, or act in a “Prohibited Capacity” (as defined below) on behalf of, any entity which competes with the Company anywhere within the “Restricted Territory” (as defined below). This restriction shall not apply to any activities conducted on behalf of an entity that is not a financial institution or owned or controlled by a financial institution, except to the extent such activities are for the benefit of a competitor. Further, this restriction shall not apply to a financial institution with deposit market share of less than 5% in the Eau Claire, Wisconsin market (as published by S&P Global Market Intelligence). A “financial interest” shall not include the ownership of less than 5% of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. “Prohibited Capacity” means a capacity that directly competes with the Company within the Restricted Territory as required by (i) duties or responsibilities substantially similar to those of

132199793v2 14 Executive’s position with the Company at any time during the Reference Period or (ii) management, sales or marketing duties or responsibilities. The “Restricted Territory” means the territory within a 50-mile radius of the Company’s headquarters office in Eau Claire, Wisconsin. 7. Enforcement. (a) If, at the time of enforcement of the covenants contained in Section 6 above (collectively, the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the Restrictive Covenants to cover the maximum duration, scope and area permitted by law. Executive has had the opportunity to consult with Executive’s own legal counsel regarding the Restrictive Covenants and agrees that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s businesses and agrees not to challenge the validity or enforceability of the Restrictive Covenants. In exchange for Executive agreeing to be bound by these reasonable and necessary covenants, the Company is providing Executive with the benefits as set forth in this Agreement, including without limitation the severance described in Sections 5(c) and 5(d). Executive acknowledges and agrees that these benefits constitute full and adequate consideration for Executive’s obligations hereunder and will be provided only if Executive signs this Agreement. (b) If Executive breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: i. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including, for example, by temporary or permanent injunctive or other equitable relief without the necessity of proving actual damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and ii. The right and remedy to require Executive to account for and pay over to the Company any profits, monies or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants. 8. Notices. All notices, demands or other communications shall be sent to Executive and the Company at the addresses indicated below to such other addresses or to the attention of such other persons as the recipient party has specified by prior written notice to the sending party, or in the case of the Executive, to the most recent address on record with the Company’s Human Resource Department.

132199793v2 15 Notice to Executive Stephen M. Bianchi 1560 Front Porch Place, #102 Altoona, WI 54720 Notice to Company 2174 Eastridge Center Eau Claire WI 54701 Attn: Michael Swenson, Lead Director 9. Attorneys’ Fees. In the event that the either Party brings any action to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses, including reasonable attorneys’ fees, incurred by the party prevailing on substantially all of the claims finally decided in the action, shall be paid by the other party with 120 days of the date that entry of judgment on the claims brought in the action becomes final and non –appealable. In addition, the Company shall pay Executive any reasonable legal fees and reasonable expenses incurred by Executive in connection with any dispute with any Federal state, or local governmental agency with respect to benefits claimed under this Agreement. Such reimbursement must be requested no later than two (2) months after the conclusion of the dispute and shall be paid within two (2) months after the request for reimbursement. 10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or illegal provision had never been contained herein. 11. Complete Agreement. This Agreement contains the complete agreement and understanding between the parties related to Executive’s employment, and supersedes, replaces, and preempts any prior understandings, agreements, or representations by or among the parties related to such employment, whether written or oral, which may have related to the subject matter herein in any way, including without limitation the Third Amended Executive Employment Agreement as modified by the 2023 Addendum. 12. Survival. The provisions of Sections 4, 5, 6, 7, and 9 shall survive the termination of this Agreement and Executive’s employment with the Company. 13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. 14. Choice of Law. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

132199793v2 16 15. Amendments and Waiver. The provisions of this Agreement may be amended or waived only by a written instrument, with written consent by both the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. 16. Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short- term deferral rule or separation pay exception within the meaning of Code Section 409A. Executive and the Company agree that this Agreement shall be interpreted to the extent possible to be exempt from or satisfy the requirements described above. References to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify Executive from the effect of any taxes under Code Section 409A. If any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. 17. Assignment. This Agreement and all rights hereunder are personal to Executive and shall not be assignable by Executive; provided, however, that any amounts that shall have become payable under this Agreement prior to Executive’s death shall inure to the benefit of Executive’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, unless such obligations have been assumed by the successor as a matter of law. [SIGNATURE PAGE FOLLOWS]

132199793v2 17 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written. CITIZENS COMMUNITY BANCORP, INC. STEPHEN M. BIANCHI By: Its: CITIZENS COMMUNITY FEDERAL, N.A., By: Its: [Signature Page to Fourth Amended and Restated Executive Employment Agreement by and between Citizens Community Bancorp, Inc., Citizens Community Federal, N.A., and Stephen M. Bianchi]

132199793v2 A-1 EXHIBIT A CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE This Separation Agreement and Release (“Agreement”) is entered into by and between Citizens Community Bancorp, Inc., a Maryland corporation, and its wholly-owned subsidiary, Citizens Community Federal, N.A., a national banking association (collectively, the “Company”), and Stephen M. Bianchi (“Executive”). RECITALS WHEREAS, Executive has been employed by the Company pursuant to the terms of a [●] Amended and Restated Employment Agreement (the “Employment Agreement”); and WHEREAS, the Employment Agreement provides for the payment of severance in the event of certain termination circumstances; and WHEREAS, Executive’s employment with the Company is being terminated under circumstances which trigger the payment of severance; and WHEREAS, the Employment Agreement requires as a condition to the payment of the severance that Executive first sign and not rescind a separation agreement containing a general release in a form provided by and acceptable to the Company; NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: AGREEMENT 1. Separation. Executive’s position as an employee of the Company shall hereby end effective as of __________, 202__ (the “Separation Date”). As of the Separation Date, Executive will be deemed to have resigned from all director and officer positions, if any, Executive then holds with the Company or any related or affiliated entity, and Executive agrees to provide any requested documentation to confirm any such resignation. Any requests for employment references should be made to [●]. Prospective employers will be provided only the dates of Executive’s employment, the position held and its primary duties. 2. Accrued Obligations. Executive shall receive a final payroll check, which fully compensates Executive for Executive’s current base salary or wage through the Separation Date, including payment for accrued but unused PTO pursuant to the Employment Agreement and Company policy. It is agreed that such lump sum payment shall be made by Company to Executive in accordance with the Company’s regularly scheduled payroll dates and procedures within 30 days following the Separation Date (or earlier to the extent required by law). Executive acknowledges and agrees that Executive is not entitled to or owed any additional compensation

132199793v2 A-2 from the Company, except as may be specified herein. All unvested equity interests held by Executive as of the Separation Date, if any, shall terminate and be forfeited, unless those unvested grants shall be deemed to have vested in their entirety as of the Separation Date pursuant to the terms of the applicable grant agreement, the Company’s Executive Long Term Incentive Plan, or Citizen Community Bancorp, Inc.’s 2018 Equity Incentive Plan, or any successor plans thereto. 3. Company-Sponsored Benefit Plans. Commencing _________ 1, 202__, Executive may elect to continue to participate in the group health and dental insurance programs, as allowed by law and the terms of those benefit plans. A COBRA/continuation notice more specifically advising Executive of Executive’s rights will be provided to Executive separately. In exchange for the terms of this Agreement, and as set forth in the Employment Agreement, provided that Executive or his spouse or dependents timely elect continuation coverage under a group health plan of the Company pursuant to the requirements of Section 4980B of the Code, as amended, and any similar applicable law, (“COBRA”), Executive shall be eligible for continued participation in the Company’s medical and dental plans with the full monthly premiums to be paid by the Company until the earlier of (A) Executive’s eligibility for coverage under another employer’s group health plan, (B) termination of Executive’s rights to continuation coverage under COBRA, or (C) [●] (●) months following the termination of Executive’s employment with the Company. Executive agrees and acknowledges that the period of coverage under such plans shall run concurrently with such plans’ obligations to provide continuation coverage pursuant to COBRA, and that this subsection shall not extend such plans’ obligations to provide continuation coverage under COBRA. [In the event that Executive timely elects COBRA continuation and remains covered under the Company’s group health plan, but his right to COBRA continuation terminates under (B) above due to expiration of the maximum COBRA continuation period, and is not extended after 18 months of coverage, then the Company will at that time pay Executive a lump sum amount equal to [●] (●) months of Executive’s monthly COBRA premiums, which he may direct toward future health insurance premium payments.] Executive’s participation and interest in the Company’s 401(k) plan shall be governed by the terms of that benefit plan. All other benefits, including without limitation Executive’s disability insurance, if any, will be cancelled as of the Separation Date. The Company shall pay or provide to Executive all vested benefits to which Executive is entitled under any applicable benefit plans of the Company in accordance with the terms of such plans through the Separation Date. 4. Separation Payment. If Executive signs and returns to the Company this Agreement within the period of time specified in paragraph 11 herein, as set forth in Executive’s Employment Agreement, Executive shall be paid as separation compensation, less applicable withholdings: (a) an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) or, if higher, at actual performance at the time [of termination][a definitive agreement is announced], such amount as prorated through Employee’s termination date; and (b) a payment equal to [●] percent (●%) of (A) the Executive’s annual salary at the time of termination and (B) the greater of (x) the amount of an incentive award pursuant to the terms of the Bank’s Executive Short Term Incentive Plan for the plan year in which the termination occurs at Level II (i.e. Plan/35% of Salary) as prorated through Employee’s termination date or (y) the amount of the average Executive Short Term Incentive Plan awards that Executive received

132199793v2 A-3 for the two plan years immediately prior to the plan year in which termination occurs, such amount as prorated through Employee’s termination date. For purposes of unemployment insurance benefits, the Company and Executive agree that the payment described above is termination pay as defined under Wisc. Stat. § 108.05(5), and that the separation payment will be attributed to and allocated as Executive’s benefit year weekly wages for each week beginning with the week of __________, 202__, and ending the week of _________, 202__. Executive understands that this separation compensation is effective and will be paid only if Executive first signs this Agreement within 21 calendar days after initially receiving it and does not rescind within the 7-day period described in paragraph 12. Executive must sign and return this Agreement, if at all, so that the Agreement is effective (taking into account the rescission period provided for in paragraph 12) by no later than the twenty-eighth (28th) calendar day following the Separation Date. Subject to the provisions of paragraph 24 of this Agreement, this separation payment will be made to Executive in a lump sum no later than five (5) business days following the expiration of the rescission period provided for in paragraph 12, provided that Executive has not rescinded this Agreement. Where the period available to execute (and to not revoke) this Agreement spans more than one calendar year, the payment shall not be made until the second calendar year as required by the applicable terms of this Agreement and Section 409A of the Internal Revenue Code. Executive understands that this separation payment shall not be subject to retirement plan or deferred compensation plan contribution election by Executive or matching contribution by the Company. Executive represents and warrants that Executive is legally entitled to receive this severance payment and that such payment is not subject to a child support, garnishment, bankruptcy, dissolution, or other order requiring that such payment be made to any other person. 5. Consideration. Executive specifically acknowledges and agrees that the separation payment set forth in paragraph 4 constitutes full and adequate consideration for this Agreement and that, if Executive does not sign this Agreement, rescinds pursuant to paragraph 12, or breaches any of Executive’s obligations contained in this Agreement at any time, the Company shall have no obligation to provide this consideration. 6. Release. In exchange for the consideration stated and acknowledged herein, Executive (including anyone who has or obtains any legal rights or claims through or from Executive) hereby unconditionally releases and discharges the Company and its affiliates and related entities, including without limitation Citizens Community Bancorp, Inc., predecessors, successors, (collectively “the Company and its Affiliates”), any Company or Affiliate pension, welfare or other employee benefit plan, and the Company’s and its Affiliates’ owners, officers, directors, shareholders, members, partners, employees, agents, insurers, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based in tort, contract, or other theory of recovery (collectively the “Claims” and individually a “Claim”), including but not limited to any Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA) (other than vested benefits under a retirement plan), each as may have been amended, or any other federal, state, or

132199793v2 A-4 local law, including without limitation, the Wisconsin Fair Employment Act, Wisconsin Wage Claim and Payment Law, Wisconsin Business Closing and Mass Layoff Law, Wisconsin Cessation of Health Care Benefits Law, Wisconsin Family and Medical Leave Law, Wisconsin Personnel Records Statute, Wisconsin Employment Peace Act, Wisconsin Internet Privacy Protection Act, and Claims based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence, invasion of privacy, retaliation, or any other Claim that Executive now has or that may hereafter arise out of the relationship between the parties to date, including the termination of Executive’s employment, whether known or unknown, foreseen or unforeseen, at the time of signing this Agreement. Executive states and represents the Executive has not and agrees to not institute any lawsuit against or otherwise sue the Company or its Affiliates or any of those named in this paragraph based on any Claim relating in any way to Executive’s relationship with the Company or its Affiliates up to the time of signing this Agreement. In the event that any such Claim or action has been or is asserted by Executive or anyone acting directly or indirectly on Executive’s behalf, Executive agrees that this release includes a complete waiver of any right to money damages or other individual remedies or relief awarded by a court or any governmental agency, including the Equal Employment Opportunity Commission (EEOC) or similar state agency with which Executive may file a charge or participate in an investigation notwithstanding the terms of this release and promise not to sue or other terms of this Agreement. The foregoing release and promise not to sue shall not apply to and shall not affect the parties’ right to enforce, or under the Older Workers Benefit Protection Act (OWBPA) challenge the enforceability of, the terms of this Agreement; to seek remedy for breach of this Agreement; to assert claims which cannot legally be waived under applicable law; to subsequently assert any Claim arising from acts occurring after the date of signing this Agreement; or to assert any claims for defense or indemnification under applicable law or under the terms of the Employment Agreement or an applicable officers’ and directors’ liability insurance policy. In particular, this release does not prevent Executive from filing a claim for unemployment compensation benefits. 7. Administrative Proceeding. Notwithstanding the release and promise not to sue set forth in paragraph 6 or the other terms of this Agreement, Executive acknowledges that Executive may file a charge or complaint with, participate in an investigation conducted by, or contact or communicate with the EEOC, NLRB, SEC, FINRA or any other governmental agency. Executive agrees, however, that Executive has waived any right to money damages or other individual remedies or relief which might be awarded as a result of any such administrative proceeding, except where such a waiver is prohibited under SEC rules or other applicable law. 8. Return of Property. On the Separation Date, Executive agrees to return promptly all files, documents, manuals or property of any kind, whether in written, electronic, computerized or other form, in Executive’s possession or control relating to, or constituting the property of, the Company, its Affiliates, their employees or customers including, but not limited to, all office keys, keys to Company or Affiliate vehicles, credit cards, access cards, security cards, office equipment, cellular phones, computer hardware, software products, agreements or Company or Affiliate products or prototypes. Executive acknowledges that this obligation is continuing and agrees to promptly return to the Company any subsequently discovered property as described above. To the extent that Executive has downloaded or stored any proprietary, privileged, trade secret or confidential information belonging or relating to the Company or its Affiliates, their employees or customers on any personal, non-Company electronic media in Executive’s possession, custody, or

132199793v2 A-5 control, such as computers, cell phones, hand-held devices, back-up devices, zip drives, USBs, PDAs, and the like, Executive agrees to promptly contact [●], to arrange for transfer of such documents and information back to the Company and for destruction of such documents and information on Executive’s personal electronic media. Executive agrees to not retain any copies of such documents or information. Executive represents that Executive has returned to the Company any and all passwords used by Executive with regard to the computer, electronic or communication systems of the Company or its Affiliates and has transitioned all administrative rights used by Executive with regard to all social media and internet-based accounts related to the business operations of the Company, so that the Company has immediate, full and complete access to all data and information stored, used or maintained on or in such systems or accounts. Executive agrees to not access or interfere with or attempt to access or interfere with any of the Company’s computer systems, networks or files. 9. Non-Disparagement. Executive agrees not to make any defamatory or maliciously false remarks or comments about the Company or its Affiliates, or any of the foregoing entities’ directors, officers, members, employees, or products or services in any respect, including without limitation any such remarks made on or through social media sites or blogs such as Facebook, Linkedln, Glass Door, or X (fka Twitter). This provision does not prohibit Executive from providing truthful information to any governmental agency or in any legal or administrative agency proceeding from discussing or disclosing information concerning terms and conditions of employment, or from exercising any rights protected by Section 7 of the National Labor Relations Act. 10. Cooperation. Executive agrees to be reasonably available for a period of up to six (6) weeks following the Separation Date for consultation with and assistance to Company or Affiliate representatives with respect to matters and issues within Executive’s job responsibilities or knowledge during Executive’s employment by the Company. Executive acknowledges and agrees that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates Executive for this reasonable cooperation. 11. Consideration of Agreement. Executive may consider this Agreement prior to signing for up to 21 calendar days from the Separation Date. Executive understands, however, that Executive is free to sign and return this Agreement at any time within the 21-day period. The parties agree that any changes in this Agreement made prior to signing whether material or not do not restart the 21-day period for consideration. If a signed Agreement is not returned to the Company by the end of this 21-day period, or if Executive breaches any of the provisions set forth herein prior to signing this Agreement, the offer of this Agreement is withdrawn. 12. Rescission. Executive may rescind and revoke this Agreement within seven (7) calendar days after signing it to assert alleged claims under the Age Discrimination in Employment Act. To be effective, Executive agrees that the rescission or revocation must be in writing and hand-delivered or mailed to the Company, c/o [●], 2174 EastRidge Center, Eau Claire, WI 54701, within the 7-day period. If mailed, the rescission or revocation must be (a) postmarked within the 7-day period, (b) properly addressed as set forth in the preceding sentence, and (c) sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to [●] within the 7-day period. Should Executive choose to rescind this Agreement, all terms hereof are canceled and thereby ineffective.

132199793v2 A-6 13. Non-Admission. The Company, and all those named in paragraph 6 above, expressly deny any and all liability to Executive and the parties agree that nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing. 14. Third Party Claims. Executive agrees that Executive will not voluntarily assist or encourage any third party regarding claims or litigation against the Company or its Affiliates. Executive agrees to promptly notify the Company and provide it a copy, prior to responding, if Executive is served with or otherwise receives any subpoena or any other legal process, demand or request seeking Executive’s testimony or the production of other evidence or other information. Notwithstanding the foregoing, Executive is not prohibited from filing a charge with or participating in any investigation conducted by the EEOC or other governmental agency without prior notice to the Company. 15. Merger. Except as set forth in paragraph 17 below, this Agreement and any employee benefit plans in which Executive is a participant supersede all prior oral and written agreements and communications between the parties regarding the subject matter hereof. 16. Confidentiality. Executive agrees to keep the terms and conditions of this Agreement strictly confidential and not disclose them to any person other than Executive’s immediate family, taxing authorities, attorneys, or accountants as necessary or as required by law. Executive understands and agrees that any disclosure in violation of this confidentiality agreement made by or through Executive, or those listed in the preceding sentence, constitutes a material breach of this Agreement. Executive agrees to not introduce this Agreement in any litigation or proceeding involving the Company, except any action to enforce, or challenge the enforceability of, the terms of this Agreement. This provision does not prohibit Executive from providing truthful information to any governmental entity. 17. Restrictive Covenants. Executive acknowledges and agrees that any agreement with the Company that Executive has previously signed which contains restrictive covenants, such as non-competition, non-solicitation and non-disclosure/confidentiality provisions, including in particular the restrictive covenants and remedies provisions set forth in Executive’s Employment Agreement: (i) remain in full force and effect, (ii) such restrictive covenants are supported by separate consideration, and (iii) Executive is fully bound to the continuing obligations under those provisions for the periods specified therein. 18. Breach. If Executive breaches any of Executive’s obligations contained in this Agreement, all contingent amounts paid to Executive hereunder or yet to be paid pursuant hereto, shall be considered unearned and, at the election of the Company and as consistent with applicable law, be either not paid and forfeited, or if previously paid, returned to the Company. This provision shall not prevent the Company from pursuing its other remedies and seeking damages for breach of this Agreement. Executive shall be responsible for the payment of the Company’s reasonable attorney fees and costs of litigation incurred in successfully enforcing the terms of this Agreement. Executive acknowledges that breach by Executive of the provisions of this Agreement, particularly paragraphs 6, 8, 9, 10, 14, and 17 will cause the Company irreparable harm that is not fully remedied by monetary damages. Accordingly, Executive acknowledges that the Company may

132199793v2 A-7 seek injunctive relief regarding Executive’s breach or threatened breach of the terms of this Agreement without posting a bond or other security, in addition to any other available legal or equitable remedies and, that such relief may be granted without the necessity of proving actual damages. Executive agrees that both damages at law and equitable relief shall be proper modes of relief and are not to be considered alternative remedies. 19. Severability and Blue Penciling. Executive agrees that the scope and terms of this Agreement are reasonable and that it is Executive’s intent and desire that this Agreement be enforced to the fullest extent permissible. In case any one or more of the provisions of this Agreement (other than its release provisions) should be determined invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, Executive and the Company specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof to be valid and enforceable to the fullest extent allowed by law and/or public policy. 20. Assignment. This Agreement shall be binding upon Executive’s heirs, administrators, representatives, or executors. No assignment of this Agreement shall be made by Executive, and any such purported assignment shall be null and void. This Agreement may be assigned by the Company to any successor or assignee. 21. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Wisconsin, without regard to conflicts of laws provisions. 22. Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee. 23. Voluntary and Knowing Action. Executive acknowledges that Executive has read and understands the terms of this Agreement and that Executive is voluntarily and without duress entering into this Agreement with full knowledge of its implications. In that this Agreement establishes certain legally enforceable rights and obligations, the Company expressly advises Executive to consult with an attorney prior to signing this Agreement. 24. Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short- term deferral rule or separation pay exception within the meaning of Code Section 409A. Executive’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent

132199793v2 A-8 with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify Executive from the effect of any taxes under Code Section 409A. If any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. 25. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. 26. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the termination of Executive’s employment and supersedes all prior agreements and understandings, whether written or oral, between the parties relating to such subject matter; provided, however, that nothing in this Agreement supersedes or otherwise alters the terms of any restrictive covenant agreement previously entered into by Executive as set forth in paragraph 17, which Executive acknowledges and agrees remain in full force and effect. This Agreement may not be amended or changed except in writing executed by both parties. IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed on the date set forth below. CITIZENS COMMUNITY BANCORP, INC. STEPHEN M. BIANCHI By: Its: CITIZENS COMMUNITY FEDERAL, N.A., By: Its: